                                    January 16, 1997



Studio Plus Hotels, Inc.
ATTN:  Norwood Cowgill, Jr.
1999 Richmond Road, Suite Four
Lexington, KY  40502


Re:  Vote Agreement
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Gentlemen:

     Studio Plus Hotels, Inc., a Virginia corporation (the "Company"), Extended Stay America, Inc., a Delaware corporation (the "Purchaser") and ESA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser, intend to enter an Agreement and Plan of Merger as of January 16, 1997 (the "Agreement"). In order to induce the Company to enter into the Agreement, the undersigned hereby agrees to vote the shares (the "Shares") of common stock of Purchaser owned by the undersigned in favor of the Merger and the transactions contemplated thereby at any meeting (whether special or annual, and whether or not adjourned) or by written action of stockholders of Purchaser. Further, the undersigned hereby agrees to recommend the Merger to Purchaser stockholders, subject to the exercise of applicable fiduciary duties as determined by the undersigned in good faith after consultation with, and based upon the advice of, outside counsel.
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Studio Plus Hotels, Inc.
January 16, 1997
Page 2


     The term of this letter agreement shall be until the first to occur of (i) the termination of the Merger Agreement, (ii) the closing of the Merger, or
(iii) August 31, 1997.

                                               Very truly yours,

                                               /s/George D. Johnson, Jr.

                                               George D. Johnson, Jr.


ACCEPTED AND AGREED:

Studio Plus Hotels, Inc.




By: /s/Norwood Cowgill, Jr.
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Title: C.E.O
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